Exhibit 99.1

MARKETWIRED

Moderator: Rob McEwen

11-21-14/2:00 p .m. ET

Confirmation # 37560340

MARKETWIRED

Moderator:  Rob McEwen

November 21, 2014

2:00 p.m. ET

Operator:

Good afternoon, ladies and gentlemen, and welcome to the McEwen Mining Shareholder Discussion conference call. I would now like to turn the meeting over to Mr. Rob McEwen, chief owner. Please go ahead, Mr. McEwen.

Rob McEwen:

Thank you, Operator. Good afternoon, ladies and gentlemen. Or good morning in other parts of the country. I’d like to thank you for joining us, give you — I wanted to give you a little bit of history. When we had our conference call a week or so ago, our quarterly call, there seemed to be an appetite for further discussion and comment about the gold market, about the company, and we thought it would be very opportune to ask — provide a venue for shareholders to ask more questions than came out in the conference call.

And so we’ve allocated about an hour-and-a-half today to field questions. And we put a bulletin board up where you could put sticky notes, basically, with questions and there was a very large response to that, which I thank you very much for. It covers a fairly large range of topics.

And we’re going to approach it. We’ve taken those questions and compressed them a bit, and we’ll have a number of members of management speaking to these questions. We’re going to start off with Perry Ing, our CFO, and he’s going to talk about MUX and the gold price and how it might affect the industry, our own particular costs, talking also about our shares and financing. Nathan Stubina will be talking about our production, what we’re doing to deal with this lower price environment. Andrew Elinesky will be talking about

Argentina, Los Azules, San Jose, and looking largely at Los Azules and seeing what we might be able to do with that. Is that a source of liquidity?

Move on — here are some M&A questions that were posed. Craig Stanley will be dealing with that. He’s head of corporate development. We’ll move along to strategy, which I’ll cover off. I’m going to come back to Perry, talking about the central bank and some of their activities, and then we’re going to move onto price manipulation or possible manipulation in ETF trading, physical gold, and U.S. currencies.

And after we’ve gone through all of those, if we haven’t answered your questions, we invite you to pose additional questions that we’ll cover off.

I hope I didn’t run too fast through that for you. But I’ll start with — by asking Perry to speak about a number of the topics raised relating to our company and the gold price. Perry?

Perry Ing:

Thank you, Rob. Yes, as Rob has stated, we received a number of questions from investors about how we are handling the current decline in the gold price and what we’re seeing around the industry and how we would handle, I guess, subsequent declines in gold price, should they occur.

So turning to that, let’s start with our own operations. We’ve certainly taken actions that will respond to the lower gold price environment by adjusting our mine (find) in Mexico to focus on mining of profitable ounces while retaining the optionality to increase production in response to a rebound in prices.

As you’ll note in our press release on November 10th, we’ve provided cash cost guidance for 2015 of $750 per ounce and an all-in sustaining cost of $1,050 per ounce on a production profile of 145,000 ounces for next year.

Out of our mine in Mexico, we reduced our initial production guidance to 50,000 ounces from the original forecast of 75,000 ounces in order to bring our projected costs down to $550 for cash costs and $750 for all-in sustaining costs.

We believe that these costs are achievable with this new plan, along with decreases in input costs that we are seeing across industry and with cost saving initiatives that are currently underway, which Nathan Stubina will be talking about. So hopefully we can even exceed some of these targets, should we be able to execute on our strategy.

Should prices rebound to higher levels, we can then review our production targets and adjust accordingly. While we can’t flip a switch and increase production overnight, we do have a number of factors working in our favor, such as the use of contract miners who can more easily increase or decrease mining and (haul) capacity than we could on our own, as well as our crusher and plant expansion to 4,500 tons per day being completed.

As well, our gold deposits in Mexico are spread over multiple pits which allow for greater flexibility in terms of where and how much we mine. Meanwhile, in Argentina, our joint venture partners Hochschild are also working hard to bring down costs at the San Jose mine. Our initial cost guidance for next year is a cash cost of $750 per ounce and an all-in sustaining cost of $1,050 per ounce.

So at current metal prices, we do not expect to receive significant dividends from San Jose next year, but you certainly see a lot of leverage to gold and silver prices, should they rebound.

Based on this production profile, we should be able to generate positive cash flows from our operation. How low could the gold price go that we could withstand? That’s certainly a difficult question to answer, since it would depend on how input costs in our industry react accordingly, as well as foreign exchange rates in the country is where we operate.

Certainly, in Argentina, inflation and cost pressures can continue to be significant. Looking at the industry as a whole, should prices fall below $1,000 per ounce, it would certainly be a very, very challenging environment for the majority of producers as a whole.

Right now, you’re seeing average cash costs in the industry in the $600 to $800 range and all-in sustaining cost out of $1,000, so even at current prices,

there’s very little margin, and should the prices fall further, then you’ll obviously see some contraction in the industry as higher cost operations would need to shut down.

Now, we did have some questions asking, you know, in terms of the big picture, gold industry, what production could look like, according to a graph put out by the CPM Group, we are expected to see production scheduled to increase still for next year to a global total of about 95 million ounces. Obviously, with gold price coming down, you’ll probably see that coming in a little bit less, as the higher price operations shut down.

And then going beyond 2015, you’re already seeing significant declines after that as 2015 looks at the peak production year as grades decline at some of the bigger operations.

So then looking at our costs, we certainly also had some questions about how the decrease in energy costs could potentially affect our operations with global oil prices having declined from the $100 range down to the $75 range that it currently sits now.

For us, fuel costs at our operation in Mexico, direct costs are about 4 percent of overall — of our direct costs. However, when you include the fuel components that we paid to our mining contractor, you’re probably looking at a total cost component of about 20 percent. However, gas and diesel is a regulated industry in Mexico, so while gas prices are slightly cheaper than in the United States, diesel prices are roughly market prices. And our current expectation is that scheduled price increases that we’ve seen in Mexico will continue absent, you know, a very large drop in oil prices, given that oil is just one of the components of gas and diesel costs. So, unfortunately, despite that decrease in oil price, we do not expect to see significant savings over the next year.

Turning to — we’ve also had some questions about some of our other costs, what the major components are. Obviously, you know, contract mining services constitute a large percentage of our costs, just over 50 percent. Salaries for our personnel, roughly 7 percent. Consumables and reagents, approximately 18 percent. And explosives, approximately 7 percent. So that will give you an idea of kind of the major cost categories that we’re looking at, at our operations.

We’ve also had some questions about whether we’ll need to issue more shares to raise capital. Again, that’s more of a strategic decision. We certainly believe that we can withstand the current environment without issuing shares, but certainly there may be opportunities where issuing shares may be advantageous in M&A or other situations, should we feel that provides a best return to shareholders.

So with that, I’ll turn the presentation over to Nathan Stubina.

Nathan Stubina:	Yes. Can you hear me?

Perry Ing:	Loud and clear.

Nathan Stubina:

OK, great. I’m phoning in from Mexico, so I’m hoping the line is clear. Just some comments on production now. Things are going full-speed ahead. We’re trying everything we can to make the guidance by the end of the year, and things are going very well. We’re crushing 6,000 to 8,000 tons a day. The grade of gold in the crushed product, it keeps going up, and the gold going to the ADR plant is now showing through. So we still have several more ports to go by the end of the year and we’re doing everything we can to get us to that 37,000 level that our guidance showed.

On the cost site, there are things we can do. For example, one of our major consumables is cyanide. We’re going — as people probably know, a few years ago, cyanide was in tremendous demand and the price kept going up. Now with the decline in the price of gold and other metals, the cyanide price has been coming down, and we’ve approached several people and are getting better pricing, which will show up almost immediately there, and we’re doing that to a few of our major consumables.

There were some questions that were sent in concerning security. And I can tell you that the — the El Gallo mine is up to industry standards, with the internal security and, you know, guards around the place, so everything is — you know, as one would expect from a gold mine.

Our ore doesn’t really have a lot of visible gold or nuggets. In fact, there was no visible gold or nuggets. That’s not something that people can come in and go in our pits and look for gold. It’s not like other operations around the world. It’s very dilute there. So the only — you know, there’s no need for people to go in there and nobody has ever breached the security there.

So just to conclude, you know, we’re doing we can, and with the mine plan of 50,000 for next year, everything is shaping up at the end of this year that’ll, you know, give us a good springboard into next year. The grades are going up. The pressure is working fine. The plan’s working fine. The mine is producing, so we’re in very good shape for the end of this year going into 2015.

Thank you.

Andrew Elinesky:

I believe I’m next. It’s Andrew Elinesky. I’m in charge of our assets in Argentina. And as you would expect, there was a number of queries with regards to the state of Argentina, and in particular Los Azules, our large copper deposit in the Andes Mountains.

I’ll provide a basic update on what’s going on in Argentina, not particular to our assets, but just the general environment. There’s an election obviously coming up in a year from now, which means the country is in a bit of a holding pattern. People are waiting to see who the players will be for the upcoming election. And as such, it becomes — it becomes quite quiet from the perspective of decision-making.

There’s been obviously a lot going on with the bondholder situation. But obviously, Argentina has enough foreign reserves right now to continue on without accessing international debt markets, and as such, they’re continuing their hard line with those holdouts and continue to fight it in courts, or as the case may be, not fight it in the courts and walk away.

One shareholder question said, you know, what’s the good, the bad and the ugly for Argentina? And that might be a most direct way of, you know, summarizing what’s happening there. And I’ll start with the ugly. There is a continued perception of higher risk in Argentina. Political risk, obviously, is the first and foremost thought that generally comes into people’s minds when they think of Argentina. I have a bit of a more positive spin on it, having worked there, because actually it’s a perception of high risk.

There are some elements there that are obviously quite risky, and the Argentinean government sometimes makes decisions that don’t come across very favorably at all. And I’m referring, obviously, to the re-nationalization of YPF and some other quick knee-jerk reactions, such as the removal of the mining industry’s preferential treatment on their export revenue repatriation. Sometimes there’s not a lot of dialogue on those items, and they kind of come out of left field for investors — the investor — investment community, and obviously that — the lack of dialogue and unexpectedness is very difficult to react to and to incorporate into anybody’s models.

However, it is a perception of high risk. And perhaps I’ll touch on the good bits in a bit on how that — it is a perception, maybe. From a bad perspective, Argentina still has a number of difficult economic conditions, such as inflation being a primary one, as well as the artificial valuation or propping up of their peso.

Obviously, that has the expected negative knock-on effect, such as making, you know, labor costs and supply costs higher than they should be. And also some negative knock-on effects, such as actions by unions, because obviously the unions and labors are looking out for themselves in terms of trying to make themselves whole against enacting against inflation, which is running rampant, and despite what the government may say is, you know, running in the mid-20 percent.

Now, from a good perspective, what a lot of people forget about Argentina is it’s a very mature and established country, a long — a long history there of, you know, political, legal and economic infrastructure. While mining is a relatively young industry for the country, they are very familiar with oil and they have seen the benefits of an extractive industry and what it can provide to a country, in terms of revenues be direct or indirect.

They have made a concerted effort in the last 20 years to make mining a pillar of their economy, and obviously a country such as themselves so heavily reliant on export revenues to bring — to bring cash into the country, they understand the importance that mining can bring and play in their economy.

Mining being a relatively young industry, as well, means there’s still highly prospective areas within the country, and mining, as we said, is young and there’s a lot of advantages there and a lot of untapped potential.

Now, particular to our case, there’s been a lot of questions about Los Azules. And for a bit of background, for those who may not be familiar with it, we obviously ran through a public sales process in an attempt to monetize Los Azules’ copper deposit. We ran that back in 2013. And we decided to cut that process short, one reason being there was an apparent need for the money, because we’re looking at other ways to develop El Gallo, our silver project in Mexico, as well as the, you know, lack of interest, as well, on the project and in terms of a suitable sale price.

I think a lot of people have asked, you know, the value that we attribute to that. We have — we have carried a book value of just over $300 million in our books. And as such, you know, we feel that the street would then value that at a discount, save 20 percent to 30 percent of that net asset value. And that’s been fairly consistent (inaudible) last couple years after — has probably been a discount after things kicked off in Argentina a couple years ago. And in the meantime, copper has remained relatively stable compared to the price of gold and silver, so we feel that the carrying value of Los Azules is, you know, been fairly constant for us the last couple of years.

There’s been some other questions with regards to would we sell it for less than what we wanted. You know, do assets such as this get nationalized, et cetera? And to answer those questions, I would say — one from a nationalization perspective, as I touched on earlier, money is a young industry in Argentina, and while the government has re-nationalized YPF, they haven’t nationalized any other assets, and I really don’t see the Argentine government dipping their fingers into mining assets at this point.

They have such a lack of experience in operating mines that it’s just not on their radar, I believe. And with regards to, you know, Los Azules and selling that project, obviously, you know, we continue to look at ways which we can capitalize on that asset. However, we’re going to do whatever we think is best for the long-term value of our shareholders, and, you know, if we need to continue to sit on the asset or continue to make it more attractive to potential investors, then that’s what we’re going to continue to do.

I believe that’s all there is for Argentina at this point, so I’ll pass the conversation over to Craig Stanley.

Craig Stanley:

Thanks, Andrew. So it’s Craig Stanley here. I’m vice president of corporate development for the company. We continue to receive lots of questions in regards to, is McEwen Mining exploring opportunities for mergers, acquisitions, or sale of the company? I can tell you, we’re not looking to sell the company right now. We continue to look at lots of M&A opportunities. I hope you can appreciate that in this market, there are lots of companies and assets for sale.

One issue that we continue to face in this endeavor is that a lot of these projects either cannot make money at current metal prices or they might be encumbered by metal streams or high royalty payments. Nevertheless, the search continues both on producing mines and exploration assets.

In regards to our recent investment in visible gold, we did receive a question here whether that’s to be the start of a buyout or a merger with the company. At present, it’s just — it’s an investment where we think we can make money. It’s an interesting exploration company that was presented to Rob in the company. Visible is an early-stage exploration play focused in Quebec, following — it’s a news story in that it’s following newly constructed road that’s being built through the heart of Quebec, thereby exposing new areas of exploration within the province.

Rob had a lot of positive experiences running a similar type of fund when he was at Goldcorp, and so we’re hoping to — you know, produce the similar types of returns here to help offset our G&A and perhaps have a total of the new companies where maybe an acquisition could be possible further down the road.

We also did receive a question here in regards to visible gold whether, you know, can we create a new type of vehicle for investors to invest alongside the company, perhaps, you know, a new class of shares or something like that? It’s an interesting thought. We are actually looking into this at present, but for right now, the best exposure would be through investment in McEwen Mining itself.

With that, I’m going to pass it over to Rob to talk about our strategy.

Rob McEwen:	Thank you, Craig.

Regarding McEwen Mining strategy, there were a number of questions. The first one dealt with, are we still looking to get into the S&P 500? And the answer is absolutely yes. That remains a firm goal. You might want to know why. Currently there is only one gold stock in the S&P 500, that being Newmont Mining, and there are very few companies in the precious metals space that can even qualify for the S&P 500. You have to start by being an American company, and you have to have a market capitalization in excess of $5 billion, which is a little bigger than we are right now, but it’s always good to have large goals and aim for them.

In order to get there, we would have to have some strong organic growth, which we believe we have, in addition to doing some M&A work, bolting on another company, or two, to us. And the question is, is it possible — there’s a question to become a Goldcorp, well, if we got into the — another Goldcorp, if we got into the S&P 500, we’d be well on our way to becoming another company similar to that.

There was a question whether I would maintain my share position over the next 12 months. And I have no plans to sell my stock. I’m more inclined to be a buyer at this juncture than a seller, because I believe gold is — always believed gold is money and that it’s going to become more valuable as we go forward in time.

Question about a buyback.  There are no plans for a buyback right now, and that’s driven largely by the fact — by the size of our Treasury.  We believe we might say, well, you bought some junior mining company, exploration company, but you didn’t do a buyback.  I think we can make money in the space.  I think we’re at or near the bottom of the gold market right now.  If there’s any downside, it’s probably another 10 percent, but that’s it.

And many companies are selling well below where they should be and have large room on the upside.  And so rather than consuming a Treasury that is not that large, I’d like to add to that Treasury first and possibly a later date think about a buyback.

There was a question about a reverse split.  There are no plans for a reverse split.  We have good trading liquidity, better than a lot of our peers.  And I’ve often seen reverse splits — if they’re not accompanied by good news or some sort of corporate development, positive corporate development, a reverse split often leads to a much lower share price.

There’s — next question dealt — well, there were several questions, numerous questions that dealt with what about, you know, lower price environments?  Say if the silver price stayed below $25 for the next three to five years or if there was a correction in the gold price, taking it down to $950 or even as low as $700 an ounce, and wondering what our strategy would be.

Well, I’ll go down to $700 an ounce, would we survive?  We would, but we wouldn’t be producing any metal.  We would probably — and $700 gold, we and the rest of the industry would be probably closing 90 percent of the gold mines in the world and silver mines.

So you have some demand after that.  I have a large investment in the company.  My cost base, as many of you know, is $125 million.  That’s my cost base.  I’ve paid cash for that.  I didn’t get it for free, and it doesn’t reflect the market value.

So my interest is to protect my investment and your investment and grow it, not just sit on it.  So if we saw lower prices we would move to reduce our expenses, but I can tell you, with those types of prices down — not so much the silver price, but if a gold price got down to as low as $700, which I can’t conceive of happening, but if it did, we would be a name — we would be a company, but we wouldn’t be a producer, unless we found some very good ways of reducing our costs, which we are looking at right now.

There was another question, would we be — do we have any plans to merge with Lexam VG at the moment?  And I can say, no, we do not have any plans to do so.

I would now like to turn the question-and-answer session over to Perry, who’s going to talk about central bank dealings, and then I’ll come back to you about price manipulation and fixing of such.

Perry Ing:                                                                   Sure, thanks, Rob.  Yes, we have a couple questions about whether we could comment on the central banks around the world and the current demand for gold, as well as whether it’s possible that they might be selling gold that we don’t have.

Certainly, we can only point to basically the official statistics in terms of what we know, you know, based on research by the World Gold Council, you know, currently, the main buyers of gold in terms of the central banks are mostly Russia and some of the former Soviet republics.  They’re currently the only major buyers in terms of the central banks right now of any real importance.  Their purchases are currently about 400 tons per year combined, so annual supply-demand is roughly 4,000 tons per year.  So it makes up roughly 10 percent of the market currently.

We do note that, you know, the third central bank gold agreement, the CBGA, expired this year recently and we’re now into the fourth agreement.  Under the agreement, certain central banks, primarily the European Central Bank, were limited to total sales of 2,000 tons of gold reserves over a five-year period.  Well, actually, combined, they only actually sold 207 tons, so barely 10 percent of what was allowed.  You’re seeing a lot of noise right now in

Switzerland, where there’s an upcoming referendum on whether their central banks should increase the percentage of gold and other official reserves by a significant amount, so we’ll see the outcome of that at the end of the month.

China also remains a large question mark, since they don’t publish regularly what their official gold reserves are.  There’s speculation that a lot of the domestic gold production in China goes to their central bank, given that their current holdings are relatively low compared to some of the Western countries.

But they haven’t released anything official since I believe 2009, when they published, they had just over 1,000 tons of reserves.  And just to (inaudible) perspective, in terms of the ETF market, in 2013, out of GLD and some of the gold ETFs, you had almost 1,000 tons liquidated there alone in one year.

So could some other banks be selling gold that they don’t own?  Certainly, you know, that’s not something I have insight on, whether there’s anything going on behind the scenes.  I can only really point to what’s published in the official statistics, so I’ll turn it back to Rob.

Rob McEwen:                                          Thank you, Perry.  OK, price-fixing, manipulation, and other elements related to gold.  There was a question regarding the London metal exchange, price-fixing, the procedural progress, next steps, indicated actions, and responsibility in the future.

I don’t have a lot of comments on that.  It’s in the hands of the regulators.  There seems to be a bit of a witch hunt going on, and probably justifiably so, to find out, you know, how the banks have manipulated the interest rates, LIBOR, and they’re fixing metal prices to support currencies.  And it is in the hands of the regulators, and they seem to be influenced by the government to some degree.

I can say, I — before this came up a number of years ago, I had the — I’ll call it the privilege of sitting in the chairman’s chair of the gold fix, which was done several times a day in the offices of Rothschild’s, and it was rather interesting to see that there were four other dealers in the rooms and they all sat at little desks and they had small flags on the desks, and when there was a balance of orders between buy and sell, the flags went up and that determined the fix.  And this happened several times a day every week.

Where we go from here, we have many markets in the world, and who’s going to be — have the responsibility for setting the gold price or assume that responsibility is an excellent question, and I think it’s up for speculation.  I could think of a couple of parties that might want to do it.  Dubai has always wanted to be the center of gold trading.  The Shanghai Gold Exchange is also vying for that.  And (these other) international there may be some American or European parties that want to do that, as well.

We’ll have to see how that comes out, but it’s — we are — we have moved into a 24/7 type of environment for London fixing and perhaps the two — the PM — AM and PM fixes (and close) was a little too — too antiquated for today’s fast-moving markets.

There was a question about, could we mine the Comex?  And that’s basically, could you take better than holding back gold production, you’d go into the markets and use cash to buy futures and take delivery of the gold on the Comex and make it a little more difficult for people to basically drop price.  I think it’s a wonderful concept.  We just need producers with a lot of discretionary cash on their balance sheet, and in the current price environment, there’s not a lot of that around.  I think all the companies need a stronger Treasury to execute that scenario.

There was also a question relating to a quote by a former assistant secretary of the Treasury that says the central banks were manipulating the gold market and I do believe — I don’t think the central banks — well, they probably are manipulating it, but they all have a mandate to manage their currencies, so they’re operating with tools and legislation that allows them to adjust the price of various commodities and other financial instruments in a manner that they feel is best suited to preserve their currencies.

So I don’t think it’s going to stop.  Is the legal — they seem to have the mandate to do it, so it’s probably not illegal.  Is it unethical?  Probably, but,

again, they have the mandate.  Can they keep doing it forever?  If you look to economic history, they can keep it going for a while, but forever, never.

And coincident with that question was, why hold gold stocks?  Well, I think the last couple of days will give you an illustration why you might want to hold stock.  They are more heavily oversold than gold and have some very powerful, upward moves when they’re coming off the bottom.  You have to be very nimble right now to take advantage of those moves, because they seem to be very short, but I think what we’re seeing here is the beginning — the starting of a recovery in this market.  And it’ll occur over the next 6 to 12 months, but I think you’re going to see strong moves in the gold stocks, interrupted by some downward moves, but the trend is going to be going higher.

There was a question about ETFs.  And the ETFs, a lot of the gold that they held has been sold, gone into refineries, has been melted down and minted and moved into convenient-sized bars that are in demand in Asia.  There’s been a huge amount of gold that’s moved in that direction.

In addition, you’re seeing central banks — Turkey, Russia, China — buying gold.  And the question, why were the ETFs so quick to sell?  I think a lot of the buyers of the gold ETFs were new to the gold space, didn’t have the knowledge or the desire to invest in gold stocks, but they wanted exposure to gold and they jumped into gold, and when gold stopped going in the direction they were hoping for, they sold it.

And they’ll come back in.  I believe the ETF market has significantly expanded the future market for gold shares.  But that will come with time.  And I do think — as I said earlier, I think we’re near or at the bottom.

There was price, about the gold-fixing, the central banks.  It’s been — is it possible for central banks, they could have funded the bearish trend?  I’d say absolutely, as I mentioned earlier on, about the manipulation being within their mandate to protect their currencies.  But it’s short term and will not last indefinitely.

With respect to physical gold, there is a question about the Swiss gold initiative.  I find it a very interesting initiative.  Earlier on, I mentioned — and there’s a number of central banks that are buying gold, because they’re uncomfortable holding dollars.  But the Swiss initiative is led by citizens, and it’s one of the first manifestations in the world of the citizens saying they don’t like what their government is doing debasing their currency, and they want to put rules and regulations on their politicians that say you cannot be — you cannot wantonly go out and debase our currency.

I think it’s a very positive step.  Will it succeed?  There are a lot of parties that don’t want it to succeed, principally the government, and there’s a fear that if it does succeed, it will strengthen the value of the currency and that would have an adverse impact on export revenues and tourism in Switzerland.

I’m not sure it would happen immediately.  It would certainly make the Swiss franc a more attractive asset.  But maybe it would also serve — it would encourage citizens around the world to sort of pound on the door of their governments and say, “Wake up, you’re stealing from our citizens by debasing the currency.”  And we need that type of talk to wake up our politicians.

The relationship between physical and paper markets, there is a very big disconnect.  The paper seems to far exceed the physical demand and the physical product.  And this just seems to be one of the examples.  If you look at the broad market, there are more derivative products today than there probably are listed companies on the New York Stock Exchange.  So we’ve been able to take a good asset and then create paper to represent it, but multiply it many times and distort the system.

One day, when — it’s something like a game of musical chairs, when the music stops, there’s not enough chairs for everybody to sit on.  And I think the derivative market is very much that way.  There was a question about the supply of gold, will we see a shortage in 2015, and how will it have an impact on prices?  We are going to see a reduced amount of gold coming to the market as a result of these lower metal prices.  Most mining companies are mining their higher-grade reserves and reducing the mining of more marginal assets.

They’ve also deferred, postponed or canceled projects, and there are mines being closed.  So we should see a reduction in supply in 2015 and for the next several years forward, and there will appear a gap in this supply.  And if that’s hit with increased demand, you will have a very positive — that will have a very positive impact on the price of gold.

There was another question relating to the ideas presented by (Jim Odus) in a — where he was talking about physical solutions to paper problems.  So if anyone wants to look at that paper, we’ll throw that website on our — on our website, that link, and you can look at it.  He proposed that mining companies withhold gold, pay dividends in gold, and be more transparent in their information.

While I was running Goldcorp, we did — I guess we were the first company to withhold gold and we held quite a bit of gold.  We did it at a time when we had — our largest expense was our corporate taxes, and we had a very low cost of production.  So we could easily withhold gold from production and fund our operations.

Not many companies are in that position today, given the low prices of gold.  There are a few companies that initiated dividends in physical.  There is some logistical issues there, but it shouldn’t discourage people.  One could pay with a derivative, like an ETF, or there are some means of paying dividends.

But, again, you have to have the cash flow and earnings to be in a position to pay the dividends.  And, again, as much as I’d love to embrace that right now, we’re not in a position to pay a dividend.  And in terms of sharing information, I think the industry would serve itself very well by being as transparent as possible and sharing as much information as possible with their shareholders, and we hope that this session and the ones we hold in the future will achieve that or serve that purpose for all of our shareholders.

In terms of currencies, there’s a question about — is it a disconnect between the price of gold and the value of other currencies?  It’s much the same as, you know, what do you expect the price of gold to be in the future and the manipulation of gold by central bankers.  As I said earlier, history does not indicate that central bankers can maintain control forever, and then when they lose control, there is a very big change in the value of precious metals.

And unfortunately, it’s not a very good event for most people in society.  Our governments have pursued a course of debasing the currency, and they’re making it increasingly difficult for citizens everywhere to save money.  There’s no incentive to save, because interest rates are zero.  There’s a lot of incentive to borrow, because interest rates are zero.  And consumption is way up there.  We’re losing the values that provides a solid base of society.

Zero interest rate has created a misallocation of assets.  It’s encouraged speculation and all of those observations are well documented in previous periods of inflation.  Anyone who thinks we don’t have inflation today is sorely misguided because everything at the high end of the market is going through the — going through the roof in terms of price escalation.

And this gets into the next question that dealt with the U.S. debt, and it’s not just the United States that’s been producing a lot of debt, issuing lots of debt.  It’s been the European Union and other corners of the world that have been employing debt.  And the real concern is when interest rates start moving up, how do you service that debt?

And that’s when the bubble that we’ve seen in the financial markets starts becoming an issue.  So I don’t want to be a Cassandra, but I do think that we’re going to see much higher gold prices, and when you think back to the ‘70s, the price of gold started off at about $40 an ounce.  It went up to $200.  Gold was made legal once again in America, beginning of 1974.  Gold went down to $96 an ounce, came back to $200 an ounce in ‘78.  In ‘79, it went from $400 an ounce to $850 an ounce within the space of four months.  And the gold stocks hit their highs nine months after gold hit its high, so there are lags out there, but that’s when the bubble started bursting.

So at this point, I know we haven’t done justice to all the questions.  We’d hoped to — we’ve condensed them a bit.  But I’d now like to — I’d like to start off by saying thank you once again for all your questions and your comments.  They’re very helpful.  And I’d like to open the floor for questions for those people that didn’t get their questions answered.  And, Operator, please ask for questions.

Operator:                                                                    Certainly.  We would now like to open the session for questions.  If anyone would like to ask a question or has a comment, press star, one on your telephone keypad.  As well, please be courteous of other call participants and keep your questions and comments limited to two to three minutes.  We’ll pause for just a moment to compile the Q&A roster.

Again, if you wish to ask a question, please press star, one on your telephone keypad.  Your first question or comment comes from the line of (Edmond Hann) with (Sell Side Investors).  Your line is open.

(Edmond Hann):                           Yes, my question is based on insider purchases of a stock.  I’ve been a long-time and my associates have been long-time holders of the stock through thick and thin, and at present it’s rather thin, as we know.  And there has been insider selling.  And as an investor, I would rather not have seen that, and even though it was a small percentage of the holdings, there still was insider sales by important directors in the corporation.  I’d like Rob to comment on that.

Rob McEwen:                                          Thank you for your question, (Edmond).  Yes, there were some sales by insiders.  Some were — their options were expiring and they needed to — it’s recorded as a sale when they exercise, but they continue to hold.  There was another director that sold.  He had some cash requirements.  But there’s been very little selling along there.

I, like yourself, am not a big fan of seeing people sell.  But there sometimes are circumstances when other investments may be going the other way that they need liquidity.  Hope that answers your question.

(Edmond Hann):                           Yes, thank you, Rob.

Rob McEwen:                                          Thank you very much.

Operator:                                                                    Again, if you wish to ask a question, please press star, one on your telephone keypad.  Your next question comes from the line of (Jeffrey Dermis) — sorry — as a private investor.  Your line is open.

(Jeffrey Dermis):                             Yes, Rob, I’m very pleased with this week’s activity in the MUX.  It’s been higher than most of them, AU and AAU.  It’s done a great — it’s had a great spurt.  And (Elliott Wave) likes gold very much now, too.

So I just want to say hi to you and I think you’re doing a great job.  Thank you.  You remember me, (Jeffrey Dermis), our trip to South Africa?

Rob McEwen:                                          Yes.  Yes.

(Jeffrey Dermis):                             Yes, hi.

Rob McEwen:                                          Thank you, (Jeffrey).  Like you, I’m encouraged by the movement we’ve had in the last week or so, and partially can be accounted for.  If you look at — it has to do with our beta or volatility of the stock.  If you look at all the precious metal companies with a market cap of greater than $500 million, we have the second-highest beta, and that’s achieved without any debt.  Normally beta — high beta is accompanied by high debt.  So we move, unfortunately, in both directions.  It suggests that we can go up and down, but in a strong market, the beta would suggest we will have strong moves, better than the (fraud) gold index.

But good to hear from you, (Jeffrey).

(Jeffrey Dermis):                             Thank you, Bob.

Rob McEwen:                                          Thank you.

Operator:                                                                    Again, if you wish to ask a question or if you have a comment, please press star, one on your telephone keypad.

Rob McEwen:                                          That was 1980.

Operator:                                                                    There are no further questions at this time.  I’ll turn the call back over to the presenters.

Rob McEwen:                                          Thank you very much, Operator.  On behalf of management of McEwen Mining, I’d like to thank everyone for their questions and thoughtfulness.  And we plan to do this on a regular basis following our quarterly reports, but as separate ones, so we can have opportunity to share discussions where we’re going and any question — answer any question that you may have of how we’re getting there and what is on our minds.  So we’d like to wish the gold market keeps going higher, that we all see a better price, and our time is coming.  Thank you very much.  God bless.

Operator:                                                                    This concludes today’s — this concludes today’s conference call.  You may now disconnect.

END